Exhibit 99 (a)(1)(A)

OFFER LETTER

TO ALL HOLDERS OF WARRANTS

TO PURCHASE COMMON STOCK OF

EXCEED COMPANY LTD.

NOVEMBER 30, 2009

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON DECEMBER 30, 2009, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER LETTER AND THE RELATED LETTER OF TRANSMITTAL AND IS BEING MADE TO ALL RECORD HOLDERS OF WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF WARRANTS RESIDING IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH JURISDICTION.

Exceed Company Ltd. (successor to 2020 ChinaCap Acquirco, Inc., the “Company”) is making an offer, upon the terms and conditions in this Offer Letter and related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s outstanding warrants (the “Warrants”) to purchase an aggregate of 10,890,000 shares of the Company’s common stock, par value $0.0001 per share (the “Ordinary Shares”), to receive one Ordinary Share in exchange for each 3.96 Warrants tendered by the holders of Warrants. The ratio was determined based on the ratio of the average daily closing prices of the Ordinary Shares and Warrants for the period of November 9, 2009 to November 13, 2009.  The Warrants consist of publicly traded warrants to purchase an aggregate of 8,625,000 Ordinary Shares that were issued in the Company’s initial public offering (the “Public Warrants”) and warrants to purchase an aggregate of 2,265,000 Ordinary Shares that were issued at a purchase price of $1.00 per Warrant in a private placement that closed simultaneously with the initial public offering (the “Private Warrants”). The “Offer Period” is the period commencing on November 30, 2009 and ending at 5:00 p.m., Eastern Time, on December 30, 2009, or such later date to which the Company may extend the Offer (the “Expiration Date”).

The Ordinary Shares and Public Warrants are traded on the NASDAQ Stock Market under the symbols EDS and EDSWW, respectively. On November 25, 2009, the last reported sale prices of such securities were $9.40 and $2.60, respectively. The Company also has a current trading market for its units (“Units”). One Unit consists of one Ordinary Share and one Public Warrant. The Units trade on the NASDAQ Stock Market under the symbol EDSUU, and on November 23, 2009 (the last date on which a trade of the Units was reported), the last reported sale price of a Unit was $11.50.

The Offer is to permit holders of Warrants to tender 3.96 Warrants in exchange for one Ordinary Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional Ordinary Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Stock Market on the last trading day before the Expiration Date. Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the Ordinary Shares underlying the Warrants is declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you are entitled to exercise your Warrants for cash in accordance with their terms, please follow the instructions for exercise included in the Warrants. The Offer is not subject to the tender of any minimum or maximum number of Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Ordinary Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on November 30, 2009 (the date the materials relating to the Offer are first sent to the holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer, including those Warrants that are a part of outstanding Units. If the Warrants you are tendering are part of Units held by you, then you must instruct your broker to separate the Warrants from the Units prior to tendering your Warrants pursuant to the Offer. For specific instructions regarding separation of Units, please see Section 2.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Offer expires:

•
if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which can typically be done electronically;

•
if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to Continental Stock Transfer & Trust Company, the depositary for the Offer (“Continental” or the “Depositary”); or

•
if you are an institution participating in The Depository Trust Company, called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

THE COMPANY WILL NOT ISSUE FRACTIONAL SHARES OF COMMON STOCK IN THE OFFER AND WILL PAY A CASH ADJUSTMENT FOR ANY FRACTIONAL SHARE BASED UPON THE LAST SALE PRICE OF OUR COMMON STOCK ON THE NASDAQ STOCK MARKET ON THE LAST TRADING DAY BEFORE THE EXPIRATION DATE

If you have any question or need assistance, you should contact Integrated Corporate Relations, Inc., the Information Agent for the Offer (“ICR” or the “Information Agent”). You may request additional copies of this Offer Letter, the Letter of Transmittal or the Notice of Guaranteed Delivery from the Information Agent. ICR may be reached at:

Integrated Corporate Relations, Inc.
441 Lexington Avenue
4th Floor
New York, NY 10017
Warrant holders and banks and brokerage firms, please call: (415) 419-5606
You may also email your requests to devlin.lander@icrinc.com.

The address of the Depositary is:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004

TABLE OF CONTENTS

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us” or the “Company” refer to Exceed Company Ltd. An investment in our Ordinary Shares involves risks. You should carefully consider the information provided under the heading “Risk Factors” beginning on page 16.

SUMMARY

The Company	Exceed Company Ltd., a British Virgin Islands business company, with principal executive offices at Xidelong Industrial Zone, Jinjiang, Fuijan Province, PRC, telephone 86 595 82858888.

The Warrants
As of November 25, 2009, the Company had 8,625,000 Public Warrants and 2,265,000 Private Warrants outstanding. The Warrants are exercisable for an aggregate of 10,890,000 Ordinary Shares. Each Warrant is exercisable for one Ordinary Share at an exercise price of $5.25. By their terms, the Warrants will expire on November 8, 2011, unless sooner redeemed by the Company, as permitted under the Warrants.

Market Price of the Ordinary Shares, Public Warrants and Units
The Ordinary Shares and Public Warrants are listed on the NASDAQ Stock Market under the symbols EDS and EDSWW, respectively. On November 25, 2009, the last reported sale prices of such securities were $9.40 and $2.60, respectively. The Units also trade on the NASDAQ Stock Market under the symbol EDSUU, and the last reported sale price of the Units on November 23, 2009 (the last date on which a sale of Units was reported), was $11.50.

The Offer
Until the Expiration Date, holders can tender 3.96 Warrants in exchange for one Ordinary Share. A holder may tender as few or as many Warrants as the holder elects. The Company will not issue fractional shares of the Ordinary Shares in the Offer.   Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Ordinary Shares on the NASDAQ Stock Market on the last trading day before the Expiration Date.  Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the Ordinary Shares underlying the Warrants is declared effective.

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Ordinary Shares that would become outstanding upon the exercise of Warrants.

Expiration Date of Offer	5:00 p.m., Eastern Time, on December 30, 2009, or such date on which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein.

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein.

Participation by Officers and Directors	To the Company’s knowledge, none of the officers or directors of the Company hold Warrants.

Conditions of the Offer	The conditions of the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

Fractional Shares
The Company will not issue fractional Ordinary Shares in the Offer.  Instead, we will only issue whole shares of Common Stock and will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Stock Market on the last trading day before the Expiration Date.

Board of Directors’ Recommendation
Our Board of Directors has approved the Offer. However, none of the Company, its directors, officers or employees, or the Information Agent makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants

How to Tender Warrants
To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires. You may also contact the Information Agent or your broker for assistance. The contact information for the Information Agent is Integrated Corporate Relations, Inc., 441 Lexington Avenue, 4th Floor, New York, NY 10017.  Warrant holders and banks and brokerage firms, please call (415) 419-5606.  You may also email your questions and requests to devlin.lander@icrinc.com.

Further Information
Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials, in writing, to the Information Agent: Integrated Corporate Relations, Inc., 441 Lexington Avenue, 4th Floor, New York, NY 10017.  Warrant holders and banks and brokerage firms, please call (415) 419-5606.  You may also email your questions and requests to devlin.lander@icrinc.com.

THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisor as necessary before deciding whether or not to participate in the Offer. In addition, the Company strongly encourages you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 13.

1.	GENERAL TERMS

Subject to the terms and conditions of the Offer, the Company is making an offer to the holders of Warrants to tender Warrants in exchange for Ordinary Shares. For each 3.96 Warrants tendered, the holder will receive one Ordinary Share. A holder may tender as few or as many Warrants as the holder elects, provided that Warrants are tendered in multiples of 3.96. The Company will not issue fractional Ordinary Shares in the Offer. Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Stock Market on the last trading day before the Expiration Date.  Holders may also be entitled to exercise their Warrants for cash during the Offer Period in accordance with the terms of the Warrant if a registration statement with respect to the Ordinary Shares underlying the Warrants is declared effective.

You may tender some or all of your Warrants on these terms. If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Offer is not subject to the tender of any minimum or maximum number of Warrants.

The Company will not issue fractional Ordinary Shares in the Offer.  Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Stock Market on the last trading day before the Expiration Date.

If you tender Public Warrants into the Offer, you will receive unlegended Ordinary Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants into the Offer, you will receive Ordinary Shares bearing a restrictive legend indicating that such shares may only be transferred pursuant to an effective registration statement or an exemption from registration under applicable securities laws. See Section 12 of this Offer Letter.

The Offer is made pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

A.	Period of Offer

The Offer will only be open for a period beginning on November 30, 2009 and ending on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer.

B.	Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer. The Company will not issue fractional Ordinary Shares in the Offer.  Instead, we will pay a cash adjustment for any fractional share based upon the last sale price of our Common Stock on the NASDAQ Stock Market on the last trading day before the Expiration Date.

HOLDERS MAY ALSO BE ENTITLED TO EXERCISE THEIR WARRANTS FOR CASH DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT IF A REGISTRATION STATEMENT WITH RESPECT TO THE SHARES OF COMMON STOCK UNDERLYING THE WARRANTS IS DECLARED EFFECTIVE.

C.	Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, OR THE INFORMATION AGENT MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

D.	Extensions of the Offer
 The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A.	Proper Tender of Warrants

To tender Warrants validly pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or stock powers guaranteed.

A tender of Warrants pursuant to the procedures described below in this Section will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message in the case of a book-entry transfer, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary.

WARRANTS HELD THROUGH CUSTODIANS. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 5:00 p.m., Eastern Time, on the Expiration Date accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Ordinary Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants if all the following conditions are met:

(A)	the tender is made by or through an Eligible Institution;

(B)
the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

(C)	the Depositary receives, within three Over-the-Counter Bulletin Board trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1) the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)
a properly completed and duly executed Letter of Transmittal (or copy thereof), or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

In any event, the issuance of Ordinary Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed, duly executed Letter(s) of Transmittal and any other required documents.

SEPARATION OF UNITS. If any or all of your Warrants are held as part of a Unit, you will need to separate the Unit and undertake all actions necessary to allow for tender of the separated Warrant. For information on how to separate a Unit, please see the Company’s Warrant Agreement, which is available from the warrant agent, Continental Stock Transfer & Trust Company, upon written request and without cost.

B.	Conditions of the Offer

The conditions of the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the tender of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

C.	Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination shall be final and binding, subject to the judgment of any court. The Company reserves the absolute right, subject to the judgment of any court, to reject any or all tenders of Warrants that it determines are not in proper form or reject Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

The tender of Warrants pursuant to the procedure described above will constitute a binding agreement between the tendering Warrant holder and the Company upon the terms and subject to the conditions of the Offer.

D.	Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the U.S. must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS
Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner complaint with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the person who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an eligible guarantor institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding, subject to the judgments of any courts that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, the Company will accept for exchange Warrants validly tendered as of the Expiration Date. The Ordinary Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of certificates for Warrants either physically or through the book-entry delivery, a properly completed and duly executed Letter of Transmittal or manually signed copy thereof and the surrender of Warrants being tendered.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Public Warrants into the Offer, you will receive unlegended Ordinary Shares, which shall be freely tradable by non-affiliates of the Company. If you tender Private Warrants into the Offer, you will receive Ordinary Shares bearing a restrictive legend indicating that such shares may only be transferred pursuant to an effective registration statement or an exemption from registration under applicable securities laws. See Section 12 of this Offer Letter.

5.	BACKGROUND AND PURPOSE OF THE OFFER

A.	Information Concerning Exceed Company Ltd.

Exceed Company Ltd. (“Exceed”) is a holding company whose primary business operations are conducted through its wholly owned subsidiary, Windrace International Company Limited (“Windrace”).

Exceed was incorporated in the British Virgin Islands on April 21, 2009 as a wholly-owned subsidiary of 2020 ChinaCap Acquirco, Inc., a blank check company formed in Delaware for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an operating business that either: (1) was located in China, (2) had its principal operations located in China, or, (3) in 2020’s view, would benefit from establishing operations in China.

On October 20, 2009, 2020 merged with and into Exceed (the “Redomestication”), making Exceed the surviving entity.  On October 21, 2009, Exceed acquired (the “Acquisition”) all of the outstanding securities of Windrace from its shareholders, resulting in Windrace becoming a wholly-owned subsidiary of Exceed.

The Acquisition (including the Redomestication) is being accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of Windrace immediately prior to the Acquisition had effective control of 2020 through (1) their shareholder interest comprising the largest control block of shares in the combined entity, (2) significant representation on the Board of Directors, and (3) being named to all of the senior executive positions.  Accordingly, the combined assets, liabilities and results of operations of Windrace are the historical financial statements of 2020 at the closing of the transaction, and 2020’s assets (primarily cash and cash equivalents), liabilities and results of operations have been consolidated with Windrace beginning on the acquisition date of October 21, 2009.  No step-up in basis or intangible assets or goodwill were recorded in this transaction.  All direct costs of the transaction are being charged to operations in the period that such costs were incurred.

Prior to the business combination with Windrace, neither 2020 nor Exceed had an operating business.

Exceed’s principal executive office is located at Xidelong Industrial Zone, Jinjiang, Fuijan Province, PRC.  Its telephone number is 86 595 82858888.

We design, develop and wholesale footwear, apparel and accessories under the “” (Xidelong) brand name and the “” trademark in China.  We are one of the leading PRC sports and leisurewear companies in China with a market share of 3.2% by revenue.  Foreign and domestic branded sports and leisurewear products each accounted for approximately half of the market share in China in 2007 and we were one of the top five domestic branded sports and leisurewear manufacturers according to ZOU Marketing.  Since we began our operations in January 2002, we have experienced significant growth in second and third tier cities in China.  We have three principal categories of products: (i) footwear, which mainly comprises running, leisure, basketball, skateboarding, canvas, tennis and outdoor footwear, (ii) apparel, which mainly comprises sports tops, pants, jackets, track suits and coats, and (iii) accessories, which mainly comprise bags, socks, hats and caps.  Our footwear, apparel and accessories represented 54.0%, 45.0% and 1.0% of our total revenue for the six months ended June 30, 2009, respectively, the market for which has been rapidly growing in China recently due to an increasing demand for lifestyle and leisure products and what we believe is a heightened interest in health consciousness among Chinese customers.

We place great emphasis on the comfort and functionality of our products.  In particular, we focus our research and development efforts on designing sports and leisure footwear, especially running footwear, tailored to the needs of PRC consumers.  The China Institute of Sport Science, which is the research center established by the General Administration of Sport of China and China’s first government agency engaging in research in the field of sport science, selected us exclusively to collaborate on research and development efforts in China.  Under our agreement with the China Institute of Sport Science, we are required to pay an annual fee to the China Institute of Sport Science for its assistance with the research and development of technology for our sports footwear and apparel and the promotion of the technology content of our products.  In addition, we have the exclusive right to use the endorsement “The Strategic Partner of the China Institute of Sport Science” on our products and the first right to use the expertise developed through our activities with the China Institute of Sport Science.  As the exclusive partner of the China Institute of Sport Science, we allow the China Institute of Sport Science to use our research and development center in Jinjiang.  Our commitment to the comfort and quality of our footwear for each individual is represented by slogans in our promotional campaigns such as “The Foot Knows Comfort,” “Run Freely” and “Respect Yourself.”

We distribute our products mainly through the Xidelong retail stores, which sell our products exclusively and do not carry or sell other brands’ products.  As of June 30, 2009, all Xidelong retail stores were owned and operated by our 23 distributors.  Some of the stores are operated directly and the remaining indirectly through third parties.  We have contractual relationships only with our distributors and not with authorized third-party retail store operators.  We believe that the sale of our products through distributors has enabled us to grow by exploiting their regional retail expertise and economies of scale.  We provide retail policies and guidelines, training, advertising and marketing support as well as renovation subsidies to assist our distributors in the management and expansion of the Xidelong retail sales network.  As of June 30, 2009, there were 3,411 Xidelong retail stores, of which 995 were operated directly by distributors and the remaining 2,416 were operated indirectly through authorized third-party retail store operators.  The number of the Xidelong retail stores grew from 1,483 as of December 31, 2006 to 3,277 as of December 31, 2008, representing a CAGR of 48.7%.

We manufacture our products through a combination of internal and external production.  Our production facility has a gross floor area of approximately 66,102 square meters and houses nine production lines with an aggregate annual production capacity of approximately nine million pairs of footwear.  During the years ended December 31, 2006, 2007 and 2008, we outsourced a portion of our footwear production, generally with a lower technology content, to three contract manufacturers, and all of our apparel and accessories production to more than 30 contract manufacturers.  During the six months ended June 30, 2009, we outsourced a portion of our footwear production to three contract manufacturers, and all of our apparel and accessories production to more than ten contract manufacturers.  The percentages of the production of our footwear that we outsourced to our contract manufacturers in terms of sales volume increased from 20.3% in 2006, to 37.1% in 2007 and to 47.8% in 2008.  The percentages of footwear production that we outsourced to our contract manufacturers, however, decreased from 55.4% during the six months ended June 30, 2008 to 21.9% during the six months ended June 30, 2009 because we increased production of our footwear products in-house due to increased production capacity and decreased purchases from contract manufacturers.  Increased in-house production gives us more control over footwear production and allows us to save costs.

The Company has not paid any dividends on the Ordinary Shares to date and does not intend to pay dividends on the Ordinary Shares in the near future. The payment of dividends in the future will be contingent upon the Company’s revenues, earnings, capital requirements and general financial condition and is within the discretion of the Company’s Board of Directors. It is the present intention of the Company’s Board of Directors to retain all earnings for future investment and use in business operations. Accordingly, the Company’s Board of Directors does not anticipate declaring any dividends in the foreseeable future on the Ordinary Shares.

B.	Establishment of Offer Terms; Approval of the Offer

The Company’s Board of Directors met on November 8, 2009 to approve the general terms of the Offer and set the final terms of the Offer, including the exchange ratio, by written consent dated November 17, 2009.   The Board set the exchange ratio based on the ratio of the average daily closing prices of the Ordinary Shares and Warrants for the period of November 9, 2009 to November 13, 2009.

C.	Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Ordinary Shares that would become outstanding upon the exercise of Warrants. The Company’s Board of Directors believes that by allowing holders of Warrants to exchange 3.96 Warrants for one Ordinary Share, the Company can potentially reduce the substantial number of Common Shares that would be issuable upon conversion of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. In addition, the Company’s Board of Directors believes that by reducing the number of Warrants outstanding, the Company can reduce some of the dilution that stockholders will experience upon conversion of the Warrants. For example, if 50% of the Public Warrants were validly tendered in the Offer, the Company would issue 1,375,000 Ordinary Shares in exchange for such tendered Warrants. However, if 50% of the Public Warrants were converted into Ordinary Shares pursuant to the terms of the Warrants, the Company would issue 5,445,000 Ordinary Shares in such conversion.

The Warrants acquired will be retired.

D.	Interests of Directors and Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Exceed Company Ltd., Xidelong Industrial Zone, Jinjiang, Fuijan Province, PRC, and the telephone number for each such person is 86 595 82858888.

Name	Position
Lin Shuipan	Chief Executive Officer, Chairman and Director
Tai Yau Ting	Chief Financial Officer and Secretary
Jin Jichun	Director
William Sharp	Director

The Company does not beneficially own any Warrants.  To the Company’s knowledge, no officer or director of the Company holds Warrants.

Except as set forth below in Section 8 hereunder, there are no present plans or proposals by the Company that relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries; (c) a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancy on the Board or to change any material term of the employment contract of any executive officer; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company; (f) any other material change in the Company’s corporate structure or business; (g) changes in the Company’s Memorandum and Articles of Association or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (i) the suspension of the issuer’s obligation to file reports pursuant to Section 15(d) of the Exchange Act. The exchange of Warrants pursuant to the Offer will result in the acquisition by the exchanging holder of Ordinary Share(s).

THE COMPANY’S BOARD OF DIRECTORS HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF COMMON STOCK, WARRANTS AND UNITS

The Ordinary Shares and Public Warrants are listed on the  NASDAQ Stock Market under the symbols EDS and EDSWW, respectively. On November 25, 2009, the last reported sale prices of the Ordinary Shares and Warrants were $9.40 and $2.60, respectively. The Company also has a current trading market for its Units under the symbol EDSUU, and on November 23, 2009 (the last date on which a trade of the Units was reported), the closing sale price of the Units was $11.50.

The Company recommends that holders obtain current market quotations for the Ordinary Shares, Public Warrants and Units, among other factors, before deciding whether or not to tender their Warrants.

The following table shows, by fiscal quarter, the high and low sale prices of the Ordinary Shares (and the common stock of our predecessor 2020 ChinaCap Acquirco, Inc. (“2020”) prior to October 20), Public Warrants and Units as quoted on the NYSE Amex (until October 12, 2009) and the NASDAQ Stock Market (from October 13, 2009 onward). 2020’s common stock and warrants commenced trading separately from its units on December 3, 2007. However, transactions in our units continue to occur.

	Ordinary Shares		Units		Warrants
	High	Low	High	Low	High	Low

Fourth Quarter of 2009 (through November 25, 2009)	$12.22	$7.85	$19.9799	$8.25	$3.83	$1.25

Third Quarter of 2009	$8.03	$7.72	$9.20	$7.83	$1.49	$0.17

Second Quarter of 2009	$7.81	$7.57	$8.07	$7.46	$0.27	$0.03

First Quarter of 2009	$7.73	$7.25	$7.95	$7.12	$0.11	$0.03

Fourth Quarter of 2008	$7.30	$6.60	$7.40	$6.45	$0.23	$0.03

Third Quarter of 2008	$7.50	$7.04	$7.95	$7.10	$0.50	$0.20

Second Quarter of 2008	$7.60	$7.18	$8.09	$7.41	$0.60	$0.40

First Quarter of 2008	$7.39	$6.96	$8.20	$7.51	$0.95	$0.45

Fourth Quarter of 2007 (beginning on November 8, 2007 with respect to our units)	$7.30	$7.11	$8.24	$8.10	$0.95	$0.85

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Ordinary Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer, which are estimated to be approximately $0.1 million.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Other than as set forth below and as set forth in the Company’s Memorandum and Articles of Association, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Warrants.

Registration Rights and Lock-Up Agreements

In connection with the initial public offering of 2020’s securities, the initial stockholders of 2020, who currently hold 1,875,000 ordinary shares of Exceed have agreed to have their shares are be held in escrow until 6 months following the consummation of the acquisition of Windrace (the “Acquisition”), which occurred on October 21, 2009 (or earlier if, following the Acquisition, we engage in a subsequent transaction resulting in our stockholders having the right to exchange their shares for cash or other securities).  The holders of these shares are entitled to registration rights pursuant to an agreement executed at the time of the initial public offering. The holders of the majority of these shares are entitled to make up to two demands that we register these shares. The holders of the majority of these shares can elect to exercise these registration rights at any time after these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.   Notwithstanding the fact that the shares are currently in escrow, we have elected to register these shares for in a registration statement on Form F-1 filed with the Securities and Exchange Commission on November 23, 2009.  However, these holders will not be able to sell their shares until they are released from escrow.

In connection with the Acquisition, the former shareholders of Windrace (the “Windrace Stockholders”) and Windtech Holdings Limited  and Wisetech Holdings Limited, who invested in Windrace immediately prior to the Acquisition (collectively the “Additional Windrace Investors”) entered into agreements obligating us to register for resale the ordinary shares of Exceed they received at the closing (and certain additional shares issuable to the New Windrace Investors). We have registered these shares on the Form F-1 referred to in the preceding paragraph.

Pursuant to an agreement between Windrace, the Additional Windrace Investors and our Chief Executive Officer Lin Shuipan (the “Windrace Investment Agreement”), Mr. Lin has agreed that  he will not (and will procure Ms. Xiayu Chen (“Ms. Chen”) and their respective designated nominee(s), not to), transfer or dispose of, or grant or create any interests or rights of any nature in respect of, any interest in the ordinary shares held by him (including those held on trust for Ms. Chen) and/or Ms. Chen and/or their respective designated nominee(s), prior to the date falling thirty-six (36) months from the closing of the Acquisition.  The transfer restriction set forth in the immediately preceding sentence shall not apply to the loan of, or other transfer of dispositive power over, such Shares by Mr. Lin and/or Ms. Chen to shareholders of Exceed who both: (i) beneficially own less than 10% of the outstanding ordinary shares of Exceed after giving effect to such transfer; and (ii) are not otherwise affiliated with Exceed at the time of the transfer.

Pursuant to the Windrace Investment Agreement, six months after the closing of the Acquisition, Windrace shall sell to the Additional Windrace Investors up to an aggregate of 2,500,000 warrants for the purchase of ordinary shares of Exceed, which Windrace has purchased in the open market (“Investor Warrants”) at a price not to exceed $1.00 per Investor Warrant. In the event that less than 2,500,000 Investor Warrants are sold to the Additional Windrace Investors or the aggregate cost to Windrace of acquiring the Investor Warrants is less than $2,500,000,  Exceed shall issue to the Additional Windrace Investors that aggregate number of Exceed ordinary shares equal to dividing the result of subtracting from $2,500,000 the amount spent by Windrace to acquire Investor Warrants by $7.58 per share.  As a result, Exceed may issue to the Additional Windrace Investors up to 329,816 additional Exceed Ordinary Shares.

Escrow Agreement

In connection with the Acquisition of Windrace, the Company and the Windrace Shareholders entered into an escrow agreement (the “Escrow Agreement”) with Deacons as escrow agent.

The purpose of the Escrow Agreement is to effectuate the earn-out provisions of the purchase agreement pursuant to which Exceed acquired the shares of Windrace held by the Windrace Shareholders (the “Purchase Agreement”). In connection with the Acquisition, Exceed purchased the outstanding equity securities of Windrace from the Windrace Shareholders for an aggregate of 17,008,633 Ordinary Shares, of which 5,741,466 Ordinary Shares were issued to the Windrace Stockholders at the closing of the Acquisition and  11,267,167 shares, which were issued into escrow (the “Escrow Shares”). The Escrow Shares will be released to the Windrace Shareholders  in three tranches if Exceed meets certain earnings targets in 2009, 2010 and 2011. The Escrowed Shares will be released from escrow in the amounts of: (i) between 5,563,714 shares, (ii) 4,277,590 shares and (iii) 1,425,863 shares respectively for each of the years ending on December 31, 2009, 2010 and 2011 if Exceed achieves the earnings target specified for such year in the Purchase Agreement (approximately $38.1 million, $49.5 million and $64.3 million, respectively). The number of shares released from escrow in any given year will be increased by the number of shares eligible to be released in any prior year which were not released due to the target earnings not being achieved for that year.  In the event that the earnings target for 2011 is not met, a pro rated portion of the remaining Escrowed Shares determined by dividing the actual earnings for 2011 by the target earnings and multiplying the result by the number of remaining Escrowed Shares will be released to the Sellers and the balance of the Escrowed Shares shall be cancelled

The Windrace Shareholders have no rights as shareholders of Exceed with respect to the Escrow Shares so long as the Escrow Shares remain in escrow and may not vote such shares.

Other Agreements

In connection with its initial public offering and the appointment of a warrant agent for the Public Warrants, the Company entered into a Warrant Agreement with Continental. The Warrant Agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Public Warrants.

The Company has retained Continental to act as the Depositary and ICR to act as the Information Agent. The Company may contact warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant holders to forward material relating to the offer to beneficial owners. Continental and ICR will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The Company incorporates by reference (i) the financial statements of Windrace International Company Ltd. that were furnished beginning on page 112 of the Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 23, 2009 (ii) the summary unaudited pro forma financial information of the company beginning on page 8 of the Registration Statement, (iii) the financial statements of the Company’s predecessor 2020 that were furnished beginning on page 76 of the Registration Statement and (iv) 2020’s financial statements as of and for the three month period ended September 30, 2009 that were furnished in 2020’s Quarterly Report on Form 10-Q filed with the SEC on October 16, 2009.

The full text of all such filings with the SEC referenced above, as well as the other documents the Company has filed with the SEC prior to, or will file with the SEC subsequent to, the filing of this Offer Letter can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information

The summary historical consolidated financial information set forth below is derived from the audited and unaudited consolidated financial statements incorporated herein by reference. The Acquisition (including the Redomestication) is being accounted for as a reverse recapitalization since, immediately following completion of the transaction, the shareholders of Windrace immediately prior to the Acquisition had effective control of 2020 through (1) their shareholder interest comprising the largest control block of shares in the combined entity, (2) significant representation on the Board of Directors, and (3) being named to all of the senior executive positions.  Accordingly, the combined assets, liabilities and results of operations of Windrace are the historical financial statements of 2020 at the closing of the transaction, and 2020’s assets (primarily cash and cash equivalents), liabilities and results of operations have been consolidated with Windrace beginning on the acquisition date of October 21, 2009.  No step-up in basis or intangible assets or goodwill were recorded in this transaction.  All direct costs of the transaction are being charged to operations in the period that such costs were incurred.

We derived Windrace’s historical information from the unaudited consolidated financial statements as of and for the years ended December 31, 2004 and 2005 and the six months ended June 30, 2008 and 2009 and the audited consolidated financial statements as of and for the years ended December 31, 2006, 2007 and 2008. The selected financial data information is only a summary and should be read in conjunction with the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated herein by reference. The historical results included below and incorporated herein by reference are not indicative of the future performance of Exceed.

	Year ended December 31,					Six months ended June 30,
	2004	2005	2006	2007	2008	2008	2009
	(RMB in thousands)
Statement of income data
Revenue	151,695	301,554	687,569	1,296,402	1,820,282	1,017,352	816,840
Cost of sales	(127,839)	(241,242)	(511,068)	(959,526)	(1,323,262)	(743,959)	(579,767)
Gross profit	23,856	60,312	176,501	336,876	497,020	273,393	237,073
Other income and gains	34	214	235	889	1,188	309	278
Selling and distribution costs	(18,031)	(34,520)	(76,560)	(137,077)	(225,752)	(91,995)	(74,351)
Administrative expenses	(2,850)	(6,208)	(15,541)	(29,984)	(29,205)	(15,177)	(20,186)
Aborted IPO expenses	—	—	—	—	(31,382)	—	—
Research and development expenses	(693)	(2,009)	(5,489)	(12,784)	(17,649)	(8,395)	(13,034)
Finance costs	(321)	(1,315)	(1,332)	(1,352)	(23,511)	(6,418)	(17,277)
Profit before tax	1,995	16,474	77,814	156,568	170,709	151,717	112,503
Tax	—	(1,990)	(9,974)	(21,783)	(2,181)	(582)	(578)
Profit for the year	1,995	14,484	67,840	134,785	168,528	151,135	111,925
Earnings per share attributable to equity holders of the Company	0.02	0.16	0.74	1.47	1.83	1.64	1.22
Dividend declared per common share	—	—	—	—	—	—	—

	As of December 31,					As of June 30,
	2004	2005	2006	2007	2008	2008	2009
	(RMB in thousands)
Balance sheet data
Current assets	46,494	96,954	163,015	281,381	498,644	437,737	750,461
Non-current assets	21,776	16,041	139,169	315,630	316,743	313,793	309,031
Current liabilities	55,222	85,288	206,173	281,784	489,549	442,871	618,911
Shareholders’ equity	13,049	27,707	96,011	315,227	325,838	308,659	440,581

	Three months ended
	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008	Jun 30, 2008	Sep 30, 2008	Dec 31, 2008	Mar 31, 2009	Jun 30, 2009
	(RMB in thousands)
Net sales	254,590	309,687	374,680	357,445	478,951	538,401	541,296	261,634	390,967	425,873
Gross profit	64,774	79,445	98,175	94,482	126,961	146,432	151,416	72,211	108,516	128,557
Profit before tax	36,409	24,272	43,261	52,626	69,000	82,717	45,731	(26,739)	46,328	66,175
Net profit	31,734	18,549	35,097	49,405	68,723	82,412	44,399	(27,006)	46,328	65,597
Earnings per share attributable to equity holders of the Company	0.34	0.20	0.38	0.54	0.75	0.90	0.48	(0.29)	0.50	0.71

10.	TERMINATION; AMENDMENTS; CONDITIONS

The Company expressly reserves the right, in its sole discretion, and at any time or from time to time, to extend the period of time during which the Offer is open. There can be no assurance, however, that the Company will exercise its right to extend the Offer. If the Company extends the Offer, it will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

Amendments to the Offer will be made by written notice thereof to the holders of the Warrants. Material changes to information previously provided to holders of the Warrants in this Offer Letter or in documents furnished subsequent thereto will be disseminated to holders of Warrants. Also, should the Company, pursuant to the terms and conditions of the Offer, materially amend the Offer, the Company will ensure that the Offer remains open long enough to comply with U.S. federal securities laws.

The minimum period during which an offer must remain open following any material change in the terms of the offer or information concerning the offer (other than a change in price, change in dealer’s soliciting fee or change in percentage of securities sought, all of which require up to 10 additional business days) will depend on the facts and circumstances, including the relative materiality of such terms or information.

The conditions of the Offer are:

(A)
there shall not have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the Offer, the exchange of some or all of the Warrants under the Offer or otherwise relates in any manner to the Offer; and

(B)
there shall not have been any action threatened, instituted, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any court or any authority, agency or tribunal that, in the Company’s reasonable judgment, would or might, directly or indirectly, (i) make the acceptance for exchange of, or exchange for, some or all of the Warrants illegal or otherwise restrict or prohibit completion of the Offer; or (ii) delay or restrict the ability of the Company, or render the Company unable, to accept for exchange or exchange some or all of the Warrants.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders of Warrants that exchange Warrants for Ordinary Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that hold Ordinary Shares or Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that are U.S. persons and that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons. Moreover, this summary does not address any state, local or foreign income or other tax consequences of the exchange of Warrants for Ordinary Shares pursuant to the Offer. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Ordinary Shares pursuant to the Offer.

This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service or a court, which could affect the tax consequences described herein.

The exchange of Warrants for Ordinary Shares pursuant to the Offer will be treated as a “recapitalization” pursuant to which (i) no gain or loss will be recognized on the exchange of Warrants for Ordinary Shares, (ii) a holder’s aggregate tax basis in the Ordinary Shares received in the exchange will equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Ordinary Shares received in the exchange will include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Certain of our “significant” stockholders and securityholders exchanging Warrants for Ordinary Shares pursuant to the Offer may be required to furnish certain information to the IRS, including the fair market value of the holder’s Warrants exchanged for Ordinary Shares pursuant to the Offer and certain tax basis information. Holders should consult their tax advisors as to the applicability of these reporting requirements to their particular circumstances.

12.	RISK FACTORS; FORWARD-LOOKING STATEMENTS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this report are based on information available to the Company as of the date hereof.

An investment in our Ordinary Shares involves a high degree of risk. Please refer to our filings with the SEC, including our Definitive Proxy Statement filed on October 6, 2009, our Quarterly Report on Form 10-Q for the period ended September 30, 2009 filed on October 16, 2009, the Current Report on Form 6-K filed on October 26, 2009 and our Registration Statement on Form F-1 filed on November 23, 2009 for a discussion of these risks. Additional risks and uncertainties not presently known to the Company or that the Company currently deems immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Ordinary Shares, Public Warrants and Units could decline.

There is no guarantee that your decision whether or not to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Ordinary Shares in the future following the completion of the Offer. If you choose to tender some or all of your Warrants in the Offer, certain future events may cause an increase in our stock price and may result in a lower value realized now than you might realize in the future had you not agreed to exercise your Warrants. Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Ordinary Shares) in the future at a higher price than would have been obtained by participating in the Offer. You should consult your own individual tax and/or financial advisor for assistance on how this may affect your individual situation.

Although we are required to (and intend to) use our best efforts to have an effective registration statement covering the issuance of the Ordinary Shares underlying the Public Warrants at the time that the Public Warrant holders exercise their Public Warrants, we cannot guarantee that a registration statement will be effective, in which case the Public Warrant holders may not be able to exercise their Public Warrants. Presently, we do not have such a registration statement in place.

Holders of the Public Warrants will be able to receive Ordinary Shares upon exercise of the Public Warrants only if (i) a current registration statement under the Securities Act relating to the Ordinary Shares underlying the Public Warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of Public Warrants reside. Although we have agreed in the Warrant Agreement relating to the Public Warrants, and therefore have a contractual obligation, to use our best efforts to maintain a current registration statement covering the shares underlying the Public Warrants to the extent required by U.S. federal securities laws, we do not presently have such a registration statement in effect. Although we intend to comply with such agreement and are working to have an effective registration statement in place, we cannot give assurance that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our Public Warrants for sale. The value of the Public Warrants may be greatly reduced if a registration statement covering the shares issuable upon the exercise of the Public Warrants does not become current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of Public Warrants reside. Holders of Public Warrants who reside in jurisdictions in which the shares underlying the Public Warrants are not qualified and in which there is no exemption will be unable to exercise their Public Warrants and would either have to sell their Public Warrants in the open market or allow them to expire unexercised. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws.

There is not a current effective registration statement covering resale of the Private Warrants or the Ordinary Shares underlying the Private Warrants, and we cannot guarantee that any such registration statement will become or remain effective, in which case the holders of the Private Warrants may not be able to sell the Private Warrants or the Ordinary Shares they acquire upon exercise of their Private Warrants.

The Private Warrants and the Ordinary Shares underlying the Private Warrants have not been registered under the Securities Act or with any state. Accordingly, the holders of the Private Warrants are only be able to sell the Private Warrants and any Ordinary Shares that they receive upon exercise of the Private Warrants or in the Offer under an exemption from registration or if a current registration statement relating to the Private Warrants or the Ordinary Shares underlying the Private Warrants is then effective and such Private Warrants or Ordinary Shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the prospective purchasers of the shares reside. Although we have contractually agreed to register the underlying Ordinary Shares under certain circumstances, we do not have such a registration statement currently in effect, and although we intend to continue to comply with such agreement, we cannot give assurance that we will be able to do so.

13.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer.

The Board of Directors of the Company recognizes that the decision to accept or reject the Offer is an individual one that should be based on a variety of factors. Holders of Warrants should consult with personal their advisors if they have questions about their financial or tax situation.

The Company is subject to the information requirements of the Exchange Act and in accordance therewith files and furnishes reports and other information with the SEC. All reports and other documents the Company has filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be accessed electronically on the SEC’s website at www.sec.gov.

Sincerely,

Exceed Company Ltd.
Xidelong Industrial Zone
Jinjiang, Fujian Provence, PRC

THE DEPOSITARY FOR THE OFFER IS:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

BY MAIL, HAND OR OVERNIGHT DELIVERY:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
17 BATTERY PLACE, 8TH FLOOR
NEW YORK, NY 10004

BY FAX:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
FAX: (212) 616-7610
CONFIRM BY TELEPHONE:
(212) 509-4000 ext. 536

THE INFORMATION AGENT FOR THE OFFER IS:

Integrated Corporate Relations, Inc.
441 Lexington Avenue
4th Floor
New York, NY 10017
Warrant holders and banks and brokerage firms, please call: (415) 419-5606
You may also email your requests to devlin.lander@icrinc.com.

ANY QUESTION OR REQUEST FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION
AGENT AT THE ADDRESS, PHONE NUMBER AND EMAIL ADDRESS LISTED ABOVE.
REQUESTS FOR ADDITIONAL COPIES OF THE OFFER LETTER, THE LETTER OF TRANSMITTAL
OR OTHER DOCUMENTS RELATED TO THE OFFER MAY ALSO BE DIRECTED TO THE
INFORMATION AGENT.